American Physicians Capital, Inc. Reports Fourth Quarter and Year End 2007 Results and Provides 2008 Annual Guidance

EAST LANSING, MI -- 02/07/2008 -- American Physicians Capital, Inc. (APCapital) (NASDAQ: ACAP) today announced net income of $12.7 million or $1.19 per diluted common share for the fourth quarter of 2007. For the year ended December 31, 2007, APCapital generated net income of $52.8 million, or $4.73 per diluted common share. At December 31, 2007, APCapital's book value per share was $26.02 based on 10,127,740 shares outstanding, an increase of 11.9% from $23.26 at December 31, 2006.

APCapital generated net income of $12.6 million or $1.06 per share in the fourth quarter of 2006 and net income of $43.2 million or $3.52 per share for the year ended December 31, 2006.

"APCapital completed one of its most profitable years from operations in 2007," said President and Chief Executive Officer R. Kevin Clinton. "Our solid book of medical professional liability business continued to produce good income levels and our conservative reserving practices resulted in significant positive reserve development."

Annual Guidance for 2008

APCapital's 2007 net income represents a return on beginning GAAP equity (ROE) of 19.6% -- well above management's stated ROE goal of 11-13%. In addition, the combined ratio for the 2007 year of 71.7% is well below the 90-95% target ratio. The 2007 year benefited from positive prior year development.

"If the current loss trends continue and pricing remains reasonable, we would expect to have another solid year in 2008," said Clinton. "Our seasoned book-of-business and effective capital management strategy should produce operating earnings of at least $4.25 per diluted share in 2008, and even higher earnings per diluted share in 2009. The $4.25 earnings per diluted share in 2008 represents a ROE of approximately 16%."

The guidance and related assumptions are subject to the risks and uncertainties outlined in the Company's Forward-Looking Statements section of this press release.

Consolidated Income Statement
(Dollars in thousands)
                                 Three Months Ended        Year Ended
                                    December 31,          December 31,
                                --------------------  --------------------
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------

Direct Premiums Written         $  26,053  $  31,124  $ 135,415  $ 156,866
                                =========  =========  =========  =========
Net Premiums Written            $  25,321  $  29,372  $ 130,808  $ 146,723
                                =========  =========  =========  =========
Net Premiums Earned             $  33,479  $  37,053  $ 138,923  $ 149,688
Incurred Loss and Loss
 Adjustment Expenses:
  Current Accident Year Losses     25,041     27,986    103,673    113,338
  Prior Year Losses                (9,124)    (4,748)   (34,245)   (12,880)
                                ---------  ---------  ---------  ---------
    Total                          15,917     23,238     69,428    100,458

Underwriting Expenses               7,939      7,737     30,141     30,521
                                ---------  ---------  ---------  ---------
  Underwriting Income               9,623      6,078     39,354     18,709
Investment Income                  10,440     11,243     43,506     45,253
Other Income (1)                      269      2,068        704      4,341
Other Expenses                     (1,381)    (1,362)    (5,411)    (5,300)
                                ---------  ---------  ---------  ---------
  Pre-tax Income                   18,951     18,027     78,153     63,003
Federal Income Taxes                6,279      5,440     25,362     19,816
                                ---------  ---------  ---------  ---------
  Net Income                    $  12,672  $  12,587  $  52,791  $  43,187
                                =========  =========  =========  =========
Loss Ratio:
  Current Accident Year              74.8%      75.5%      74.6%      75.7%
  Prior Year Development            -27.3%     -12.8%     -24.6%      -8.6%
  Calendar Year                      47.5%      62.7%      50.0%      67.1%

Underwriting Expense Ratio           23.7%      20.9%      21.7%      20.4%

Combined Ratio                       71.2%      83.6%      71.7%      87.5%

(1) Includes realized gains and losses

Direct premiums written were $26.1 million in the fourth quarter of 2007, down $5.1 million or 16.3% from the same period a year ago. For the year ended December 31, 2007, direct premiums written were down $21.5 million, or 13.7%. The declines in direct premiums written were primarily the result of rate reductions based on a decline in claim frequency trends and competitive pressures. These reductions resulted in an overall average premium rate decline of 7.8% in 2007, as compared to a 3.1% decrease in 2006. We insured 9,217 physicians at December 31, 2007, down 2.5% from year end 2006.

Net premiums earned in the fourth quarter of 2007 were down $3.6 million or 9.6% from the fourth quarter of 2006 and for the year were down $10.8 million or 7.2%. The declines in net premiums earned were not as great as the declines in direct premiums written due to changes in the reinsurance terms in place for 2007 whereby APCapital retained a greater portion of loss exposure and ceded less premium than in 2006.

The 2007 fourth quarter loss ratio was 47.5% with $9.1 million of positive development from prior accident years. For the year ended December 31, 2007, the loss ratio was 50.0% with $34.2 million of positive prior year development. On an accident year basis, the loss ratio in the fourth quarter of 2007 was 74.8%, similar to the 74.6% ratio of the entire 2007 accident year. This is consistent with the 75.7% reported in 2006.

Throughout 2007 we experienced better than expected loss trends. Claim frequency continued to decline. The number of claims reported in 2007 was down 18.5% from the number reported in 2006. Our open claim count fell 22.8% from December 31, 2006 to December 31, 2007, and our average paid claims have remained relatively flat since 2002.

These favorable claim trends resulted in the stable accident year loss ratio and the emergence of significant positive reserve development on prior accident years. As part of our methodology for establishing reserves, we assume normal loss cost inflation and increased claim frequency consistent with historical patterns. Accordingly, when more favorable trends develop, there are redundant reserves on these accident years.

Even with the favorable development recorded in 2007, we remain committed to careful reserving practices. Our average case reserve increased from $137,900 at December 31, 2006 to $144,800 at the end of 2007. During 2007 we added $38 million to medical professional incurred but not reported reserves.

The underwriting expense ratio increased in the fourth quarter of 2007 to 23.7% from 20.9% in the fourth quarter of 2006. The 2007 year end underwriting expense ratio was also up to 21.7% from 20.4% for 2006. Although our underwriting expenses were largely unchanged period to period, we have a smaller base of net earned premiums to cover our fixed underwriting costs as a result of premium rate reductions in 2007.

Investments

Investment income was $10.4 million in the fourth quarter of 2007 and $43.5 million for the year. For the year ended December 31, 2007, our investment yield was 5.0% compared to 5.3% a year ago. The decline in return is due to the decline in the overall interest rate environment and our increased allocation to tax-exempt securities compared to 2006.

We incurred no subprime losses in 2007. Our investment portfolio has an overall average rating of AA+. All of our mortgage-backed securities were issued by government sponsored agencies. Our insured municipal securities have an underlying rating of "A" or higher and are essential purpose bonds.

Balance Sheet and Equity Information

APCapital's total assets were $1.06 billion at December 31, 2007, and total shareholders' equity was $263.6 million. Shareholder's equity was down $5.3 million in 2007 as a result of our share repurchases and dividends during the year. However, our book value per share was up 11.9% and we still write at a very strong net written premium to statutory surplus ratio of .59 to 1.0.

Capital Management

In the fourth quarter of 2007, APCapital repurchased 476,521 shares at an average cost of $42.88 per share. For the full year, APCapital repurchased 1,472,121 shares utilizing $57.7 million of equity. APCapital has the following outstanding share repurchase authorizations:

                         Type of                 (In thousands)
  Date Approved         Repurchase            Amount        Amount
    By Board               Plan             Authorized   Remaining (2)
----------------       -------------       ------------- -------------
October 27, 2006        Rule 10b5-1       $      32,000 $      19,404
October 29, 2007        Rule 10b5-1       $      20,000 $      20,000
August 16, 2007       Discretionary (1)   $      20,000 $       7,018
                                          ------------- -------------
                                          $      72,000 $      46,422
                                          ============= =============

(1) All shares will be repurchased under management's discretion in the open market or in privately negotiated transactions during the Company's normal trading windows.
(2) As of December 31, 2007.

The share repurchase program remains an integral part of APCapital's capital management program. APCapital seeks to maintain an optimal but flexible level of capital during this softer market cycle.

In the fourth quarter of 2007, the Board of Directors declared a fourth quarter cash dividend of $0.10 per common share, which was paid to shareholders on December 31, 2007. Today, APCapital's Board of Directors declared a first quarter cash dividend of $0.10 per common share payable on March 31, 2008 to shareholders of record on March 14, 2008.

Stock Split

In September 2006, APCapital's Board of Directors declared a three-for-two stock split of its common shares to shareholders. All prior year share and per share numbers disclosed in this press release are split adjusted.

Conference Call

APCapital's website, http://www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2007 fourth quarter results on February 8, 2008 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to APCapital's website and selecting "For Investors," then "Webcasts." For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 or (617) 801-6888 and entering the conference ID code: 52522611. The replay will be available through 11:59 p.m. Eastern time on February 13, 2008.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statements

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

--  increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;
--  our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;
--  tort reform legislation may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;
--  if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;
--  the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business;
--  our geographic concentration in certain Midwestern states and New
    Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;
--  an interruption or change in current marketing and agency relationships could reduce the amount of premium we are able to write;
--  a downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we are able to write;
--  changes in interest rates could adversely impact our results of operation, cash flows and financial condition;
--  our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future dividends and share repurchases;
--  the loss of one or more of our key employees could adversely affect our business;
--  unpredictable court decisions could have a material adverse financial impact on our business operations if the amount of the award is expanded beyond the intended insurance coverage;
--  applicable law and certain provisions in our articles and bylaws may prevent and discourage unsolicited attempts to acquire our Company that may be in the best interest of our shareholders;
--  any other factors listed or discussed in the reports filed by
    APCapital with the Securities and Exchange Commission under the Securities
    Exchange Act of 1934.

APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

Definition of Non-GAAP Financial Measures

APCapital uses operating income, a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, APCapital's decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, APCapital believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of APCapital's underlying insurance operations.

In addition to APCapital's reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate APCapital's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, APCapital believes that the current estimates are reasonable.

Summary Financial Information
American Physicians Capital, Inc.

Balance Sheet Data                            December 31,    December 31,
                                                  2007            2006
                                              -------------  --------------
                                                (In thousands, except per
                                                      share data)
Assets:
 Available-for-sale - bonds                   $     262,301  $      255,001
 Held-to-maturity - bonds                           497,662         505,572
 Other invested assets                               11,487           6,476
 Cash and cash equivalents                           87,498         108,227
                                              -------------  --------------
  Cash and investments                              858,948         875,276

 Premiums receivable                                 35,542          43,068
 Reinsurance recoverable                            106,961         109,013
 Deferred federal income taxes                       22,439          32,795
 Federal income taxes recoverable                     1,076               -
 Other assets                                        32,496          35,663
                                              -------------  --------------
  Total assets                                $   1,057,462  $    1,095,815
                                              =============  ==============

Liabilities and Shareholders' Equity:
 Unpaid losses and loss adjustment expenses   $     664,117  $      688,031
 Unearned premiums                                   60,080          70,744
 Long-term debt                                      30,928          30,928
 Federal income taxes payable                             -             189
 Other liabilities                                   38,780          37,113
                                              -------------  --------------
  Total liabilities                                 793,905         827,005

 Common stock                                             -               -
 Additional paid-in-capital                         (16,127)         41,106
 Retained earnings                                  273,629         222,935
 Accumulated other comprehensive income:
  Net unrealized gains on investments,
   net of deferred federal income taxes               6,055           4,769
                                              -------------  --------------
 Shareholders' equity                               263,557         268,810
                                              -------------  --------------
  Total liabilities and shareholders' equity  $   1,057,462  $    1,095,815
                                              =============  ==============

Shares outstanding                                   10,128          11,557

Book value per share                          $       26.02  $        23.26

Summary Financial Information
American Physicians Capital, Inc.

Income Statement
                                 Three Months Ended        Year Ended
                                    December 31,          December 31,
                                --------------------  --------------------
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------
                                   (In thousands,        (In thousands,
                                  except per share      except per share
                                        data)                 data)
Direct premiums written         $  26,053  $  31,124  $ 135,415  $ 156,866
                                =========  =========  =========  =========
Net premiums written            $  25,321  $  29,372  $ 130,808  $ 146,723
                                =========  =========  =========  =========
Net premiums earned             $  33,479  $  37,053  $ 138,923  $ 149,688
Investment income                  10,440     11,243     43,506     45,253
Net realized gains (losses)            28      1,862       (111)     3,310
Other income                          241        206        815      1,031
                                ---------  ---------  ---------  ---------
     Total revenues                44,188     50,364    183,133    199,282

Losses and loss adjustment
 expenses                          15,917     23,238     69,428    100,458
Underwriting expenses               7,939      7,737     30,141     30,521
Other expenses                      1,381      1,362      5,411      5,300
                                ---------  ---------  ---------  ---------
     Total expenses                25,237     32,337    104,980    136,279
                                ---------  ---------  ---------  ---------

     Income before income taxes    18,951     18,027     78,153     63,003
Federal income tax expense          6,279      5,440     25,362     19,816
                                ---------  ---------  ---------  ---------

    Net income                  $  12,672  $  12,587  $  52,791  $  43,187
                                =========  =========  =========  =========

Adjustments to reconcile net
 income to operating income:
    Net income                  $  12,672  $  12,587  $  52,791  $  43,187
      Add back:
        Realized (gains) losses,
         net of tax                   (18)    (1,210)        72     (2,152)
                                ---------  ---------  ---------  ---------
Net operating income            $  12,654  $  11,377  $  52,863  $  41,035
                                =========  =========  =========  =========

Ratios:

Loss ratio (1)                       47.5%      62.7%      50.0%      67.1%
Underwriting ratio (2)               23.7%      20.9%      21.7%      20.4%
Combined ratio (3)                   71.2%      83.6%      71.7%      87.5%

Earnings per share data:

Net income
   Basic                        $    1.21  $    1.09  $    4.82  $    3.59
   Diluted                      $    1.19  $    1.06  $    4.73  $    3.52

Net operating income
   Basic                        $    1.21  $    0.98  $    4.83  $    3.42
   Diluted                      $    1.19  $    0.96  $    4.74  $    3.34

Basic weighted average shares
 outstanding                       10,432     11,599     10,951     12,015
Diluted weighted average shares
 outstanding                       10,634     11,865     11,163     12,274

(1)  The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.
(2)  The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.
(3)  The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
American Physicians Capital, Inc.

Selected Cash Flow Information
                                                      For the Year Ended
                                                         December 31,
                                                    ----------------------
                                                       2007        2006
                                                    ----------  ----------
                                                        (In thousands)
Net cash from operating activities                  $   45,993  $   55,984
                                                    ==========  ==========

Net cash for investing activities                   $   (9,629) $ (187,372)
                                                    ==========  ==========

Net cash for financing activities                   $  (57,093) $  (33,373)
                                                    ==========  ==========

Net decrease in cash and cash equivalents           $  (20,729) $ (164,761)
                                                    ==========  ==========

American Physicians Capital, Inc.
Supplemental Statistics
Medical Professional Liability

                               Reported
Three Months Ended            Claim Count
------------------          --------------
December 31, 2007                      245
September 30, 2007                     191
June 30, 2007                          269
March 31, 2007                         247
December 31, 2006                      267
September 30, 2006                     297
June 30, 2006                          296
March 31, 2006                         308
December 31, 2005                      347
September 30, 2005                     361
June 30, 2005                          401
March 31, 2005                         404

                                  Net Premium Earned (in thousands)
                            -----------------------------------------------
                              APCapital
                            Excluding PIC
Three Months Ended             Florida       PIC Florida         Total
------------------          --------------  --------------  ---------------
December 31, 2007           $       33,471  $            -  $        33,471
September 30, 2007                  35,517               -           35,517
June 30, 2007                       34,896               -           34,896
March 31, 2007                      35,034               -           35,034
December 31, 2006                   37,051               -           37,051
September 30, 2006                  37,774               -           37,774
June 30, 2006                       37,517               -           37,517
March 31, 2006                      37,448               -           37,448
December 31, 2005                   39,918             671           40,589
September 30, 2005                  39,305             975           40,280
June 30, 2005                       39,677             869           40,546
March 31, 2005                      41,356             799           42,155

                                                             Average Net
                                             Average Net      Paid Claim
                                 Open       Case Reserve    (Trailing Four
Three Months Ended            Claim Count   Per Open Claim Quarter Average)
------------------          --------------  --------------  ---------------
December 31, 2007                    1,741  $      144,800  $        67,300
September 30, 2007                   1,913         144,200           70,400
June 30, 2007                        2,124         136,200           69,600
March 31, 2007                       2,200         138,800           56,600
December 31, 2006                    2,256         137,900           59,100
September 30, 2006                   2,347         138,800           57,600
June 30, 2006                        2,558         136,300           63,000
March 31, 2006                       2,976         120,400           78,800
December 31, 2005                    2,991         122,400           75,900
September 30, 2005                   3,109         119,100           67,900
June 30, 2005                        3,211         116,300           68,200
March 31, 2005                       3,344         114,900           65,200

                                    Retention Ratio
                                       Year Ended
                            ------------------------------
                             December 31,    December 31,
                                 2007            2006
                            --------------  --------------
Illinois                                82%             81%
Kentucky                                86%             70%
Michigan                                85%             85%
New Mexico                              88%             82%
Ohio                                    88%             83%
  Total (all states)                    85%             82%

Notes:
All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).

Contact:
Ann Storberg
Investor Relations
(517) 324-6629